                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant                                     [x]
Filed by a Party other than the Registrant                  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[x]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section  240.14a-11(c) or Section
       240.14a-12

                        Kentek Information Systems, Inc.
     ---------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     ---------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box)

[ ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1.   Title of each class of securities to which transaction applies:



         -----------------------------------------------------------------------
    2.   Aggregate number of securities to which transaction applies:



         -----------------------------------------------------------------------
    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)


         -----------------------------------------------------------------------
    4.   Proposed maximum aggregate value of transaction:



         -----------------------------------------------------------------------

    (1) Set forth the amount on which the filing fee is calculated and state how it was determined

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.   Amount Previously Paid:


         -----------------------------------------------------------------------
    2.   Form, Schedule or Registration Statement No.:



         -----------------------------------------------------------------------
    3.   Filing Party:



         -----------------------------------------------------------------------
    4.   Date Filed:



         -----------------------------------------------------------------------

                        KENTEK INFORMATION SYSTEMS, INC.
                             2945 WILDERNESS PLACE
                             BOULDER, CO 80301-5403

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 15, 1996

TO THE STOCKHOLDERS OF KENTEK INFORMATION SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KENTEK INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on Friday, November 15, 1996 at 10:00 a.m. local time at the offices of Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York for the following purpose:

     1. To elect directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the selection of BDO Seidman, LLP as independent auditors of the Company for its fiscal year ending June 30, 1997.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on October 4, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors

                                            /s/ CRAIG G. LAMBORN

                                            Craig G. Lamborn
                                            Assistant Secretary

Boulder, Colorado
October 16, 1996

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                        KENTEK INFORMATION SYSTEMS, INC.
                             2945 WILDERNESS PLACE
                             BOULDER, CO 80301-5403

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                               NOVEMBER 15, 1996

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of KENTEK INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on November 15, 1996 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York. The Company intends to mail this proxy statement and accompanying proxy card on or about October 15, 1996, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING AT THE MEETING

     Only holders of record of Common Stock at the close of business on October 4, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 4, 1996 the Company had outstanding and entitled to vote 6,839,938 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of the Company's auditors or to take action with respect to any other matter as may be properly brought before the Annual Meeting.

     With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and have no effect.

     Abstentions may be specified on the proposal to ratify the selection of the Company's auditors. Abstentions will be considered present and entitled to vote at the meeting and, therefore, will have the effect of a negative vote on this proposal.

     Broker non-votes will be considered present for purposes of the establishment of a quorum, but will have no effect on the outcome of the election of directors or the ratification of the selection of the Company's auditors.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 2945 Wilderness Place, Boulder, Colorado 80301-5403, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than June 17, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are six nominees for the six Board positions presently authorized by the Board of Directors in accordance with the Company's Bylaws, as amended. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                    NAME                  AGE             POSITION HELD WITH THE COMPANY
    ------------------------------------  ---    ------------------------------------------------
    Howard L. Morgan, Ph.D.(1)..........  51     Chairman of the Board of Directors
    Philip W. Shires....................  55     President, Chief Executive Officer and Director
    Michael N Emmerman(1)...............  51     Director
    I. Jimmy Mayer(2)...................  60     Director
    Justin J. Perreault(2)..............  33     Director
    James H. Simons, Ph.D.(2)...........  58     Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Howard L. Morgan, Ph.D., has served as Chairman of the Board since 1993 and as a Director since 1982. He has served since June 1989 as the President of The Arca Group, Inc., a consulting and investment management company. Dr. Morgan has also been a general partner of Renaissance Partners, a venture capital partnership, since 1982. He serves as a director of Franklin Electronic Publishers, Inc., Quarterdeck Corporation, HDS Network Systems, Inc., Integrated Circuit Systems, Inc., Unitronix Corporation, Cylink Corporation, Segue Software Corporation and Metatools, Inc.

     Philip W. Shires has served as President since April 1989 and as Chief Executive Officer since October 1991. Prior to joining Kentek, he served as President of the Data Products Division of Lear Siegler Corporation, President of the ITT Qume Division of International Telephone and Telegraph Corporation and President of Optotech, Inc., an optical disk drive manufacturer.

     Michael N Emmerman served as a director since he co-founded the Company in 1981. He has been associated with Neuberger & Berman, a money management firm, since 1974 and a General Partner of Neuberger & Berman since 1989.

     I. Jimmy Mayer has served as a director since January 1990. He has been President of Inversiones Sanford S.A., a diversified holding company, since 1985. Prior to that, beginning in 1963, he co-founded and managed several successful industrial enterprises in Latin America.

     Justin J. Perreault has served as a director since February 1994. Since November 1995 he has served as Executive Vice President and Chief Operating Officer of Object Design, Inc., a publicly-held software company. From 1992 to November 1995, he was a Vice President at the Harvard Private Capital Group, Inc., an investment affiliate of Aeneas Venture Corp. and the Harvard Management Company. Prior to joining the Harvard Private Capital Group, Mr. Perreault was a consultant with McKinsey & Co., Inc. from 1990 to 1992.

     James H. Simons, Ph.D. has served as a director since 1982. Since 1982, he has served as the President and Chairman of Renaissance Technologies Corp. Dr. Simons also serves as a director of Franklin Electronic Publishers, Inc., Cylink Corporation, Seque Software Corporation and Numar Corp.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending June 30, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. BDO Seidman, LLP has audited the Company's financial statements since fiscal year 1984, when the Company's financial statements were first audited. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of BDO Seidman, LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of BDO Seidman, LLP .

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 15, 1996 by: (i) each director;
(ii) each of the executive officers named in the Summary Compensation Table;
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                BENEFICIAL
                                                                               OWNERSHIP(1)
                                                                          ----------------------
                                                                           NUMBER       PERCENT
                        NAME OF BENEFICIAL OWNER                          OF SHARES     OF TOTAL
------------------------------------------------------------------------  ---------     --------
Auber Investments Limited...............................................  1,092,548       15.97%
  Tropic Isle Building
  Wickhams Cay
  Road Town, Tortola
  British Virgin Islands
Murdoch & Co.(2)........................................................  1,037,980       15.18%
  c/o Bermuda Trust Company, Ltd.
  6 Front Street
  Hamilton HM11 Bermuda
James H. Simons, Ph.D(3)................................................  1,021,030       14.91%
  c/o Renaissance Technologies Corp.
  800 Third Avenue
  New York, NY 10022
Aeneas Venture Corporation..............................................    711,131       10.40%
  600 Atlantic Avenue
  Boston, Massachusetts 02110
Michael N Emmerman(4)...................................................     50,400        *
Richard L. Kann(5)......................................................     15,649        *
Craig G. Lamborn(6).....................................................     31,285        *
I. Jimmy Mayer(7).......................................................     59,838        *
Dennis W. McFeely(5)....................................................     12,316        *
Howard L. Morgan, Ph.D(8)...............................................    106,842        1.55%
Justin J. Perreault.....................................................         --           --
Charles J. Scaglia(5)...................................................     12,500        *
Philip W. Shires(9).....................................................    201,465        2.86%
All directors and executive officers and directors as a group (10
  persons)(10)..........................................................  1,511,325       20.98%

---------------

 *   Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of September 15, 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 1,000,482 shares of Common Stock held as nominee of a trust for the benefit of James H. Simons and members of his immediate family.

 (3) Includes 1,000,482 shares of Common Stock held by Murdoch & Co. as nominee of a trust for the benefit of Mr. Simons and members of his immediate family. Also includes 9,243 shares of Common Stock issuable upon exercise of options.

 (4) Includes 1,000 shares held by trusts for the benefit of Mr. Emmerman's children and 450 shares held by Mr. Emmerman's spouse. Also includes 9,243 shares of Common Stock issuable upon exercise of options.

 (5) Consists solely of shares of Common Stock issuable upon exercise of options.

 (6) Includes 30,535 shares of Common Stock issuable upon exercise of options.

 (7) Includes 38,549 shares held by Sir Lan Investments Limited, a corporation owned by Mr. Mayer's children, and 15,745 shares held by Romano Properties Limited, a corporation owned by Mr. Mayer's spouse and her children. Also includes 5,544 shares of Common Stock issuable upon exercise of options.

 (8) Includes 70,807 shares of Common Stock issuable upon exercise of options.

 (9) Includes 196,340 shares of Common Stock issuable upon exercise of options.

(10) Includes shares included pursuant to notes (3) through (9) above.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that each of Auber Investments Limited and Murdoch & Co. failed to file an initial report of ownership, Mr. Emmerman failed to file a Form 4 with respect to each of three transactions, Mr. Shires failed to file a Form 4 with respect to one transaction, Mr. Simons failed to file a Form 4 with respect to each of two transactions and Mr. Lamborn and Mr. Perreault each failed to file a Form 5 with respect to one transaction.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

                     NAME                   AGE                      POSITION
    --------------------------------------  ---     -------------------------------------------
    Philip W. Shires......................  55      President and Chief Executive Officer
    Craig G. Lamborn......................  43      Vice President, Finance and Administration
    Richard L. Kann.......................  41      Vice President, Operations
    Dennis W. McFeely.....................  53      Vice President, Sales
    Charles J. Scaglia....................  57      Vice President, Engineering

See "Proposal 1 -- Election of Directors" for the biography of Mr. Shires.

     Craig G. Lamborn has served as Vice President, Finance and Administration since September 1992. Mr. Lamborn served as Controller of the Company from December 1990 to September 1992. From September 1987 to December 1990, Mr. Lamborn held several financial positions at McDATA Corporation, a manufacturer of communication devices for IBM compatible products.

     Richard L. Kann has served as Vice President, Operations since April 1995. Mr. Kann served as Director of Operations from October 1990 to April 1995. Prior to joining Kentek, he served in various management positions at Beckman Instruments, Lear Siegler Data Products Division and Optotech, Inc., a manufacturer of optical disk drive products.

     Dennis W. McFeely has served as Vice President, Sales since November 1994. From September 1992 to October 1994, Mr. McFeely was Vice President and General Manager of Axiom Real Estate Management, Inc., an IBM and Grubb & Ellis real estate management joint venture. Mr. McFeely served in various capacities at IBM prior to 1992, including Manager of the Printer Systems Marketing Center.

     Charles J. Scaglia has served as Vice President, Engineering since March 1996. From 1994 to March 1996, Mr. Scaglia served as Director, Information Application Development at U.S. West Technologies, a communications company. Mr. Scaglia served as Project Director from 1988 to 1994 at Ball Corporation, an aerospace engineering company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 1996 the Company's Board of Directors (the "Board") held four meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent certified public accountants and reviews the Company's balance sheet, statement of operations and statement of cash flows for each interim period. The Audit Committee is composed of two non-employee directors: Mr. Emmerman and Dr. Morgan. It met two times during the fiscal year ended June 30, 1996.

     The Compensation Committee administers the Company's compensation program and 1992 Stock Option Plan and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee is composed of three non-employee directors:
Messrs. Mayer and Perreault and Dr. Simons. It met one time during the fiscal year ended June 30, 1996.

     During the fiscal year ended June 30, 1996, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors generally receives $750 compensation for each regular or special meeting of the Board of Directors at which he is in attendance and is entitled additionally to be reimbursed for his reasonable out-of-pocket expenses relating to such attendance.

     Each non-employee director of the Company also receives stock option grants under the 1992 Stock Option Plan, as amended (the "Option Plan"). Only directors of the Company who are not otherwise employed by the Company or a subsidiary of the Company are eligible to receive such options. Options granted to non-employee directors are not as incentive stock options under the Internal Revenue Code of 1986, as amended. Options granted to non-employee directors are nondiscretionary. On the first business day of each calendar year, beginning on January 2, 1997, each non-employee director of the Company will automatically be granted, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 2,000 shares of the Company's Common Stock. After January 2, 1997, each person who first becomes a non-employee director of the Company will automatically be granted an option, on the first business day on which such person becomes a non-employee director, to purchase a number of shares of Common Stock equal to 2,000 multiplied by a fraction, the numerator of which shall be the number of calendar months remaining in the calendar year and the denominator of which shall be twelve. The exercise price of options granted to non-employee directors shall be the fair market value of Common Stock on the date of grant. Options granted to non-employee directors pursuant to the Option Plan will vest in full six months after the date of grant.

     During fiscal 1996, the Company granted each non-employee director (except Mr. Perreault who did not receive options at the request of the Harvard Management Company) an option to purchase 924 shares of Common Stock at an exercise price of $6.49 per share. The fair market value of such Common Stock on the date of grant was $6.49 per share. As of August 18, 1996, no options had been exercised by the Company's non-employee directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended June 30, 1996 and 1995, compensation, awarded or paid to, or earned by, the Company's Chief Executive Officer and its three next most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                  ANNUAL COMPENSATION      ------------
                                                 ----------------------     SECURITIES
                                                                BONUS       UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION (1)      YEAR   SALARY ($)      ($)        OPTIONS(2)    COMPENSATION(3)
----------------------------------------- ----   ----------    --------    ------------   ---------------
Philip W. Shires......................... 1996    $ 230,000    $202,000       95,896          $ 3,132
  President and Chief Executive Officer   1995      227,446      89,415           --            5,302
Craig G. Lamborn......................... 1996      129,600      75,000       34,589            2,415
  Vice President, Finance and
     Administration                       1995      128,527      37,500           --            3,699
Richard L. Kann.......................... 1996      104,600      45,000       20,753            1,219
  Vice President, Operations              1995       89,500      10,000        4,263            2,145
Dennis W. McFeely(4)..................... 1996      148,440(5)   25,000(6)    12,294            2,638
  Vice President, Sales                   1995       86,361(7)   12,000        7,705               --

---------------

(1) Charles J. Scaglia has been excluded from this table because he joined the Company in March 1996 as Vice President, Engineering and therefore did not earn over $100,000 in fiscal 1996. Mr. Scaglia's annualized compensation in fiscal 1996 would have been $135,400. Mr. Scaglia was granted options to purchase 37,500 shares of Common Stock with an exercise price of $6.49 per share on April 30, 1996.

(2) Options are incentive stock options granted under the Option Plan.

(3) Represents matching contributions made on behalf of the individuals to the Company's 401(k) plan.

(4) Mr. McFeely became an executive officer of the Company in November 1994. His annualized salary in fiscal 1995, excluding commission, would have been $110,000.

(5) Includes commission in the amount of $21,334.

(6) Mr. McFeely's bonus in the amount of $25,000 has been placed in escrow by the Company and has not yet been paid. Mr. McFeely's receipt of such bonus is contingent upon his achievement of certain defined milestones in fiscal 1997.

(7) Includes commission in the amount of $13,169.

     The following table sets forth certain information regarding options granted to each of the Named Executive Officers during the fiscal year ended June 30, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                          NUMBER                                                           ANNUAL RATES OF
                            OF          PERCENT OF                                           STOCK PRICE
                        SECURITIES         TOTAL                                           APPRECIATION FOR
                        UNDERLYING    OPTIONS GRANTED    EXERCISE PRICE                     OPTION TERM(2)
                         OPTIONS      TO EMPLOYEES IN      PER SHARE       EXPIRATION    --------------------
         NAME           GRANTED(#)    FISCAL YEAR(%)      ($/SHARE)(1)        DATE          5%         10%
----------------------  ----------    ---------------    --------------    ----------    --------    --------
Philip W. Shires......    30,820            8.14%            $ 6.49        11/01/2000    $ 55,262    $122,115
                          65,076           17.19               6.49        02/07/2001     116,685     257,845
Craig G. Lamborn......    10,787            2.85               6.49        11/01/2000      19,342      42,740
                          23,802            6.29               6.49        02/07/2001      42,679      94,309
Richard L. Kann.......     3,082            0.81               6.49        11/01/2000       5,526      12,212
                          17,671            4.67               6.49        02/07/2001      31,685      70,016
Dennis W. McFeely.....     1,541            0.41               6.49        11/01/2000       2,763       6,106
                          10,753            2.84               6.49        02/07/2001      19,281      42,606

---------------

(1) The exercise price per share of granted options was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(2) The potential realizable value is calculated based on the term of the option (5 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during the fiscal year ended June 30, 1996, (ii) the number of securities underlying unexercised options held by the Named Executive Officers as of June 30, 1996 and (iii) the value of unexercised in-the-money options (i.e., options for which the fair market value of the Common Stock ($10.58 at June 30, 1996) exceeds the exercise price) as of June 30, 1996:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                         SHARES       OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                                        ACQUIRED      ---------------------------   ---------------------------
               NAME                  ON EXERCISE(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------  --------------   -----------   -------------   -----------   -------------
Philip W. Shires...................         0           186,067         63,931      $ 1,161,681     $ 261,478
Craig G. Lamborn...................         0            26,939         23,060          135,222        94,315
Richard L. Kann....................         0            14,622         15,377           74,829        62,892
Dennis W. McFeely..................         0             9,233         10,766           37,763        44,033

---------------

(1) Based on the fair market value of the Common Stock as of June 30, 1996 ($10.58), minus the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

     The Company entered into an Employment Agreement with Mr. Shires on April 1, 1989 (the "Employment Agreement"). The Employment Agreement, which pursuant to its terms has been amended by the Board, provided in fiscal 1996 for (i) an annual salary of $241,500, (ii) an annual bonus equal to 1.5% of the Company's pre-tax profit for each fiscal year and (iii) a leased or purchased automobile or an automobile allowance of $800 per month. The Employment Agreement can be terminated by the Company by written notice at any time, and in such event, Mr. Shires is entitled to a monthly severance payment equal to his then current monthly salary (exclusive of any incentive compensation or bonus) for a period of six months after such termination. Mr. Shires is obligated not to solicit any employees to leave employment of the Company for a period of three years after termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the fiscal year ended June 30, 1996, the Company had no compensation committee interlocks required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission.

                             1992 STOCK OPTION PLAN

GENERAL

     The Company's 1992 Stock Option Plan, as amended provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

     The Company's Option Plan was adopted by the Board of Directors in October 1992 and was amended in June 1993, November 1995 and February 1996. The purpose of the Option Plan is to attract new key personnel and to encourage such key personnel to secure or increase on reasonable terms their stock ownership in the Company.

ADMINISTRATION

     Except for the administration of options granted to outside directors of the Company, as described below, the Board has delegated administration of the Option Plan to the Stock Option Committee, which is comprised of two or more disinterested directors. Subject to the limitations set forth in the Option Plan, the Stock Option Committee has the authority to determine the terms of option agreements, select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a non-statutory stock option, to determine the periods during which options shall be exercisable, and, subject to certain restrictions, to specify the type of consideration to be paid to the Company upon exercise and to specify other terms of the options.

ELIGIBILITY

     Options may be granted under the Option Plan to key employees of (including officers and directors), directors of, and consultants to and advisors who regularly provide services to, the Company or a subsidiary, provided that outside directors are eligible for the grants described below.

     The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee; portions in excess of such amount shall be treated as non-statutory stock options. When Section 162(m) of the Code applies to the Option Plan, no person should be eligible to receive an option covering more than 1,687,500 shares in a calendar year.

STOCK SUBJECT TO THE OPTION PLAN

     3,375,000 shares of stock have been reserved for issuance pursuant to the exercise of options. If options granted under the Option Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Option Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant (110% of such fair market value for a 10% owner of the Company's Common Stock). The exercise price of nonstatutory options under the Option Plan may not be less than 50% of the fair market value of the Common Stock subject to the option on the date of the option grant.

     The exercise price of options granted under the Option Plan must be paid either (a) in cash or check or (b) by the delivery of other Common Stock of the Company.

     Option Exercise. Options granted under the Option Plan may become exercisable in cumulative increments as determined by the Board. Unless otherwise determined by the Board, options become exercisable in three equal installments commencing with the first anniversary of the date of grant.

     Term. The maximum allowable term of options under the Option Plan is 10 years, except that in the case of ISOs held by 10% owners of the Common Stock, the maximum term is five years. Options currently granted under the Option Plan terminate in five years. Options granted under the Option Plan are non-transferable during an optionee's lifetime, except pursuant to a qualified domestic relations order, and generally expire ninety (90) days after the termination of an optionee's service to the Company. In general, in the event the optionee's service terminates by reason of death, permanent disability or retirement from employment on or after age 65, such optionee's option generally becomes immediately exercisable in full and remains exercisable for six (6) months after such death, permanent disability or retirement.

OUTSIDE DIRECTOR GRANTS

     Outside Directors are only eligible for grants of non-statutory options, exercisable by cash or, as described in "Executive Compensation -- Compensation for Directors."

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a merger, consolidation or other changes in the corporate structure or capitalization affecting the Common Stock in which the company is the surviving corporation, the Board has discretion to prescribe the terms and conditions for the modification of the options granted under the Option Plan. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, all outstanding options will terminate unless assumed by another corporation.

DURATION, AMENDMENT AND TERMINATION

     The Board may terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate in October 2002.

     The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company if the amendment would: (a) modify the requirements as to eligibility for participation; (b) increase the number of shares of Common Stock reserved for issuance upon exercise of options; (c) change the manner of determining the option prices to lower the option prices; (d) except as specifically allowed by the Option Plan, extend the period during which an option may be granted or exercised; or (e) change any other provision of the Plan in any manner which requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive Stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss upon the disqualifying disposition, will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Capital gains may be subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. The Option Plan was adopted and approved by the stockholders prior to the Company becoming a publicly held corporation and, thus, the Option Plan is not currently subject to Section 162(m) pursuant to a transition rule for newly public companies set forth in the regulations under Section 162(m). The Company anticipates that options granted under the Option Plan will satisfy the requirements for performance-based compensation when the Option Plan becomes subject to Section 162(m).

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the Company's compensation programs with respect to the Company's executive officers. The Committee is composed of three non-employee directors: Messrs. Mayer and Perreault and Dr. Simons. The Committee is responsible for administering the policies which govern annual executive salaries, bonuses and the granting of stock options pursuant to the Company's Option Plan. The Committee will annually evaluate the performance, and determine the compensation, of the Chief Executive Officer (the "CEO") and the other executive officers of the Company. In making this determination, the Committee considers both internal and external data, including input from outside compensation consultants and independent executive compensation data. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed in full by the Board.

     The policies of the Company with respect to compensation of executive officers, including the CEO, were to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Board adopted a mix among the compensation elements of salary and stock options.

     Kentek's executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

BASE SALARY

     Base salaries for executive officers are set annually by reviewing the skills and performance levels of individual executive officers, the needs of the Company and the competitive pay practices of comparable companies.

BONUS

     Cash incentive compensation (bonus) is designed to reward executives by linking a portion of their overall cash compensation to the Company's overall performance. Bonus payments to all executive officers, except the CEO, are based on the Company's overall performance and the individual's success in meeting certain specified individual objectives. Pursuant to the terms of an Employment Agreement by and between the CEO and the Company, the CEO receives a bonus equal to 1.5% of the Company's pre-tax income in each fiscal year.

OPTION GRANTS

     Equity-based incentive compensation has been established by the Company through its Option Plan to provide executive officers of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company and to closely align the interests of management and stockholders.

     In awarding stock options under the Option Plan, the Committee considers individual performance and responsibilities, relative position within the Company and prior option grants. The purpose of the Option Plan is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. Vesting restrictions are utilized to encourage executives to remain with the Company and to focus on long-term results.

     After considering the criteria relating to awarding stock options, the Board determined to grant stock options to each of the Company's executive officers, including the CEO, in fiscal 1996. Options granted under the Option Plan have a three-year vesting schedule and expire five years from the date of grant. The exercise price of such options granted to executive officers in fiscal 1996 was 100% of the fair market value of the underlying stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company has entered into an Employment Agreement with Mr. Shires (see "Employment Agreement") which provides for the determination of annual salary by the Committee at its discretion, as well as a bonus equal to 1.5% of the Company's pre-tax income.

     Mr. Shires' base salary in fiscal 1996 was $230,000, and he earned a bonus in the amount of $202,000 in accordance with the terms of his Employment Agreement. The Committee has set Mr. Shires base salary for fiscal 1997 at $241,500, based on its subjective evaluation of various factors, including the importance to the Company of the level of leadership and strategic planning contributed by Mr. Shires.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Treasury regulations under Section 162(m) offer a number of transitional exceptions to this deduction limit, including an exemption for compensation plans or agreements in existence prior to the time the Company becomes publicly-held, and the Option Plan qualifies for this exemption. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which other forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Board intends to continue to evaluate the effects of the statute and Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

                             COMPENSATION COMMITTEE
                                 I. Jimmy Mayer
                              Justin J. Perreault
                             James H. Simons, Ph.D.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years or such shorter period of time as the Company has been publicly traded. The Company became a publicly-traded company on April 17, 1996 when its initial public offering commenced. The following table shows the total return to stockholders of an investment in the Company's Common Stock as compared to an investment in a peer group of companies consisting of GENICOM Corporation, Nu-Kote Holding, Inc., Printronix, Inc., QMS, Inc., Tradux Corporation and Zebra Technologies, Corp., which companies are similar in scope to the Company in terms of printer and/or consumable supplies sales, and an investment in the Nasdaq Composite Index, for the period April 17, 1996 through June 28, 1996.

     Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividend for a given period (assuming dividend reinvestment) and the difference between the share price at the end and the beginning of the period, by (ii) the share price at the end of the period.

                                    KENTEK
                                  Information
      Measurement Period         Systems, Inc.                   Nasdaq Compo
    (Fiscal Year Covered)              #          Peer Group       site (US)
4/17/96                                 100.00          100.00          100.00
6/28/96                                 132.81           86.05          105.77

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     In accordance with the terms of the securities, the Company paid approximately $4,152,000 of liquidation preference to the holders of the Senior Convertible Preferred Stock upon the conversion of such Preferred Stock into Common Stock in connection with the Company's initial public offering in April 1996, including approximately $1.2 million to Aeneas Venture Corporation, $1.2 million to Auber Investments Limited, and $800,000 to Murdoch & Co., each of which is a more than five percent stockholder of the Company.

     During fiscal year 1996, the Company paid The Arca Group, Inc. $78,000 for consulting services provided by Dr. Morgan, Chairman of the Board of Directors. Dr. Morgan is President of The Arca Group, Inc.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A copy of the Company's 1996 Annual Report is being transmitted herewith, by order of the Board of Directors, but does not constitute part of the proxy solicitation materials.

                                            By Order of the Board of Directors

                                            /s/ CRAIG G. LAMBORN

                                            Craig G. Lamborn
                                            Assistant Secretary

October 16, 1996

                        KENTEK INFORMATION SYSTEMS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 15, 1996


         The undersigned hereby appoints Philip W. Shires and Craig G. Lamborn, and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Kentek Information Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Kentek Information Systems, Inc. to be held at Renaissance Technologies Corporation, 33rd Floor, 800-Third Avenue, New York, New York on Friday, November 15, 1996 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:      To elect directors to hold office until the next Annual
                 Meeting of Stockholders and until their successors are elected.

[ ]      FOR all nominees listed below           [ ]     WITHHOLD AUTHORITY to
         (except as marked to the contrary               vote for all nominees
         below).                                         listed below.

NOMINEES:        Howard L. Morgan, Philip W. Shires, Michael N Emmerman, I.
                 Jimmy Mayer, Justin J. Perreault, James H.  Simons.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------





                                      1.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:      To ratify selection of BDO Seidman, LLP as independent
                 auditors of the Company for its fiscal year ending June 30, 1997.

     [ ]    FOR               [ ]    AGAINST               [ ]   ABSTAIN





DATED                   , 1996
      ------------------



                                        ----------------------------------------



                                        ----------------------------------------
                                                      SIGNATURE(S)




                                        Please sign exactly as your name
                                        appears hereon.  If the stock
                                        is registered in the names of
                                        two or more persons, each
                                        should sign.  Executors,
                                        administrators, trustees,
                                        guardians and attorneys-in-fact
                                        should add their titles.  If signer
                                        is a corporation, please give full
                                        corporate name and have a
                                        duly authorized officer sign,
                                        stating title.  If signer is
                                        a partnership, please sign in
                                        partnership name by
                                        authorized person.



PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.




                                      2.